Exhibit 99

Investor Contact:

Media Contact:

Emma Jo Kauffman

Andrea Ewin Turner

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL REPORTS INCREASED FEBRUARY SALES AND ANNOUNCES FOURTH QUARTER CONFERENCE CALL

GOODLETTSVILLE, Tenn. – March 6, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the February four-week period ended February 28, 2003, equaled $476.3 million compared with $428.4 million last year, an increase of 11.2 percent.  Same-store sales for the February period increased 2.5 percent compared with a 7.7 percent increase in the prior year February period.  During the month, severe winter storms negatively impacted sales throughout much of Dollar General’s territory.  The average customer purchase in February was approximately $8.54 compared to $8.31 in the same period last year.  Customer transactions in same-stores increased approximately 0.4 percent.

February sales by major merchandise category are as follows:

	FY 2003 Percent of Sales	FY 2002 Percent of Sales	Est. Same-Store Sales Change
Highly Consumable	64%	62%	+5%
Seasonal	14%	14%	+3%
Home Products	13%	14%	-1%
Basic Clothing	9%	10%	-12%

Departments reporting the strongest same-store percentage sales increases for February include the home cleaning and food department, the health and beauty aides department and the hardware, toys and stationary department.

Dollar General is scheduled to announce earnings for the fourth quarter ended January 31, 2003, on Monday, March 17, 2003.  The Company will host a conference call on Monday, March 17, 2003, at 10 a.m. EST to discuss the quarter’s results.  The passcode for the conference call is “Dollar General.”  If you wish to participate, please call 816-650-0741 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available through March 24, 2003, online or by calling 402-220-2491.  The access number for the replay is 15800271.

March Sales Outlook:

For the five-week March period ending April 4, 2003, the Company expects total sales to increase eleven to thirteen percent. Same-store sales are expected to increase three to five percent compared with a same-store sales increase of 6.9 percent in the March period last year.  March sales results will be released on Thursday, April 10, 2003.

For more information about the Company, visit its newly redesigned Web site at www.dollargeneral.com.

This press release contains forward-looking information, including information regarding the Company’s future sales outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores;  and the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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